Exhibit 99.1

Theragenics® Reports Revenue & Earnings for Second Quarter 2009

Second Consecutive Quarter of Record Revenue

BUFORD, Ga.--(BUSINESS WIRE)--August 6, 2009--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the second quarter ended July 5, 2009. Consolidated results include the results of NeedleTech Products, Inc. (“NeedleTech”) subsequent to its acquisition by Theragenics on July 28, 2008. The terms “Company”, “we”, “us”, or “our” mean Theragenics Corporation and all entities included in our consolidated financial statements.

Second Quarter 2009 Highlights

  Recorded consolidated revenue of $20.2 million, our second consecutive quarter of record revenue.
  EPS for the quarter was $0.04, compared to $0.05 in 2008. This decline primarily reflects investments made in our research and development (“R&D”) program in 2009, the decline in interest income, and the decline in operating income in our brachytherapy business.
  Pro forma organic revenue growth in our surgical products segment was 6% in the second quarter and 9% for the first half of the year.
  In May we entered into a new unsecured credit agreement that provides for a $30 million revolving credit facility that matures in October 2012, and a $10 million term loan payable over 3 years.
  Consolidated R&D expenses increased $427,000 in the quarter and $897,000 for the first half of the year, compared to 2008. This reflects our investments to support future growth in our surgical products segment through our R&D program, a strategic initiative that was launched in late 2008. New products are currently expected to be introduced by early 2010.
  We continued our initiative to update and standardize our information technology (“IT”) systems and infrastructure across all of our businesses.
  EBITDA was $4.0 million and cash flow generated from operations was $6.3 million in the second quarter. For the first half of the year, EBITDA was $7.1 million and cash flow from operations was $7.6 million. Cash flow from operations includes an income tax refund of $1.5 million received in the second quarter.
  Cash and cash equivalents at the end of the quarter was $46.7 million and outstanding borrowings under our credit agreement were $31.7 million, resulting in a net positive cash position of $15.0 million.

Consolidated Results

Consolidated revenue for the second quarter of 2009 was $20.2 million, an increase of 27% over second quarter 2008. For the first half of 2009, consolidated revenue was $40.3 million, an increase of 29% over the 2008 period. Net income for the quarter was $1.3 million or $0.04 per share compared to $1.6 million or $0.05 per share in 2008. For the first half of 2009, net income was $1.9 million or $0.06 per share compared to $3.3 million or $0.10 per share for the 2008 period.

The increase in consolidated revenue was primarily the result of the inclusion of NeedleTech in the 2009 results. The decline in net income primarily reflects our investments in research and development for new products in the surgical products segment in 2009, the decline in interest income in the 2009 periods, and the decline in revenue in our brachytherapy segment.

Segment Results

In 2009 we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. With the acquisition of NeedleTech in July 2008, the continued integration of acquired companies, and the implementation of our R&D program for our surgical products segment, we believe this method more accurately reflects the utilization of those corporate resources. This is also the method we now utilize internally to review results and allocate resources. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change in the method of allocating corporate expenses. This change had no effect on our consolidated results of operations previously reported for the 2008 periods.

Revenue in our surgical products segment was $13.7 million for the quarter and $26.8 million for the six-month period, an increase of 62% for the quarter and 70% for the first half of the year compared to the 2008 periods. On a pro forma basis, as if NeedleTech was included in the pre-acquisition periods, surgical products revenue increased 6% in the quarter and 9% in the first half of 2009, compared with the 2008 periods. Operating income in the surgical products segment for the second quarter of 2009 was $804,000, compared to $961,000 in the 2008 period. For the first half of 2009, operating income was $883,000 compared to $1.5 million in 2008. The decline in surgical products operating income was primarily a result of our investments in R&D, which were $448,000 higher in the quarter and $931,000 higher year-to-date than in the 2008 periods.

Revenue in our brachytherapy segment declined 12% in both the second quarter and first half of the year, as compared to the 2008 periods. Operating income in the brachytherapy segment was $1.4 million in second quarter 2009 compared to $1.7 million in 2008. For the first half of 2009, operating income was $2.5 million compared to $3.3 million in 2008. The decline in operating income is reflective of the decline in revenue.

“This was our second consecutive quarter of record revenue, and our highest six month revenue ever,” stated M. Christine Jacobs, Chairman and CEO. “Our surgical products business delivered organic growth, and while the brachytherapy business continued to experience softness in procedure demand, both businesses were profitable. We think these results, especially in the current economic environment, represent a good first half of 2009 for us.”

Ms. Jacobs concluded, “We have accomplished much in the first half of 2009. We maintained profitability and cash flow while continuing to invest in our important strategic initiatives. We have started to pay down our debt. We continue to expect new products from our R&D in our surgical products segment by early 2010, and our information technology program is continuing as planned. We obtained a new credit agreement in a difficult market. This allows us to focus on our longer term strategy of continued diversification. Macroeconomic uncertainties have not subsided. This, along with the inherent variability in our surgical products business and the expected continued softness in brachytherapy procedure demand, continue to make it extremely difficult to predict the next 18 months. Nevertheless, we are building momentum towards 2010. We intend to remain focused on organic growth in our surgical products business while maintaining leadership in our brachytherapy business, generating strong cash flows and continued diversification.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Pro forma revenue by segment is summarized in Table III, and operating income by segment is summarized in Table IV. Table V includes a reconciliation of GAAP reported net earnings to earnings before interest, taxes, depreciation, amortization and share based compensation (EBITDA).

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID 21516063. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until Midnight, August 13, 2009 by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 21516063.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call our Investor Relations Department at 800-998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share based compensation (which we have historically referred to as “EBITDA”), which is a non-GAAP financial measure. We believe EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historic operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize EBITDA 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 4) as part of several components we consider in determining incentive compensation. We believe presentation of this non-GAAP financial measure provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing full disclosure of each non-GAAP financial measure and providing a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, and anticipated positive results in general. From time to time the Company may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investment in the Company’s surgical products business and investments in IT systems. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, the timing and the ability to capitalize on opportunities for investment and growth within the surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand for the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, uncertainties related to the credit and investment markets and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	7/5/09	6/29/08	7/5/09	6/29/08
Product sales	$19,892	$15,671	$39,736	$30,631
Licensing and fee income	327	243	560	518
Total revenue	20,219	15,914	40,296	31,149
Cost of sales	11,082	7,664	22,452	15,242
Gross profit	9,137	8,250	17,844	15,907
Operating expenses:
Selling, general & administrative	5,509	5,167	11,538	9,970
Amortization of purchased intangibles	871	468	1,742	937
Research & development	588	161	1,191	294
Change in estimated value of asset held for sale	-	(142)	-	(142)
Loss on disposal of equipment	2	1	2	3
	6,970	5,655	14,473	11,062
Operating income	2,167	2,595	3,371	4,845
Non-operating items:
Interest income	6	297	17	756
Interest expense	(156)	(131)	(285)	(277)
Other	1	(68)	(1)	(64)
	(149)	98	(269)	415
Earnings before income taxes	2,018	2,693	3,102	5,260
Income tax expense	747	1,055	1,224	1,986
Net earnings	$1,271	$1,638	$1,878	$3,274
Earnings per share:
Basic	$0.04	$0.05	$0.06	$0.10
Diluted	$0.04	$0.05	$0.06	$0.10
Weighted average shares:
Basic	33,145	33,106	33,124	33,134
Diluted	33,198	33,246	33,184	33,291

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

Assets	July 5, 2009	December 31, 2008
Cash, cash equivalents & marketable securities	$46,697	$40,595
Trade accounts receivable	9,293	8,532
Inventories	11,404	11,667
Deferred income tax asset	1,125	2,158
Refundable income taxes	208	1,504
Prepaid expenses & other current assets	879	1,129
Total current assets	69,606	65,585
Property and equipment, net	29,507	30,035
Intangible assets	17,206	18,720
Other long-term assets	139	79
Total assets	$116,458	$114,419

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,591	$5,510
Short-term borrowings	3,333	32,000
Total current liabilities	8,924	37,510

Long-term debt	28,389	-
Deferred income tax liability, long-term	1,805	2,006
Other long-term liabilities	1,049	793
Total long-term liabilities	31,243	2,799

Shareholders’ equity	76,291	74,110
Total liabilities & shareholders’ equity	$116,458	$114,419

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
PRO FORMA REVENUE BY SEGMENT
(Unaudited)
(In thousands)

The following unaudited pro forma summary combines the Company’s revenue with that of NeedleTech as if the July 2008 acquisition had occurred on January 1, 2008.  This unaudited pro forma information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the acquisition been completed as of January 1, 2008, and should not be taken as indicative of the Company’s future consolidated results of operations.

	Three Months Ended 5-Jul-09				Three Months Ended 29-Jun-08

	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated

Revenue, U.S. GAAP	$13,667	$6,605	$(53)	$20,219	$8,444	$7,548	$(78)	$15,914

Revenue in pre-acquisition period (1)	-	-	-	-	4,404	-	-	4,404
Pro forma revenue	$13,667	$6,605	$(53)	$20,219	$12,848	$7,548	$(78)	$20,318

	Six Months Ended 5-Jul-09				Six Months Ended 29-Jun-08

	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated

Revenue, U.S. GAAP	$26,816	$13,592	$(112)	$40,296	$15,764	$15,514	$(129)	$31,149

Revenue in pre-acquisition period (1)	-	-	-	-	8,856	-	-	8,856
Pro forma revenue	$26,816	$13,592	$(112)	$40,296	$24,620	$15,514	$(129)	$40,005

(1) Revenue of NeedleTech for the three and six months ended June 29, 2008, representing the periods prior to acquisition by Theragenics

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	July 5, 2009	June 29, 2008	July 5, 2009	June 29, 2008
Operating income (1)
Surgical products	$ 804	$ 961	$883	$1,535
Brachytherapy seed	1,359	1,651	2,477	3,315
	2,163	2,612	3,360	4,850
Intersegment eliminations	4	(17)	11	(5)
Consolidated	$2,167	$2,595	$3,371	$4,845

(1) In 2009 we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. This is also the method we now utilize internally to review results and allocate resources. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change in the method of allocating corporate expenses. This change had no effect on our consolidated results of operations previously reported for the 2008 periods.

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

	Three Months Ended		Six Months Ended
	7/5/09	6/29/08	7/5/09	6/29/08
Net earnings, U.S. GAAP	$1,271	$1,638	$1,878	$3,274
Income tax expense	747	1,055	1,224	1,986
Interest income	(6)	(297)	(17)	(756)
Interest expense	156	131	285	277
Other non-operating income/expense	(1)	68	1	64
Operating income	2,167	2,595	3,371	4,845
Depreciation and amortization	1,727	1,187	3,444	2,367
Share-based compensation amortization	149	194	297	412
EBITDA (a)	$4,043	$3,976	$7,112	$7,624

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company has historically referred to earnings before interest, taxes, depreciation, amortization and share based compensation as “EBITDA.”

CONTACT:
Theragenics Corporation
Frank Tarallo, 800-998-8479 or 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 or 770-271-0233
Manager of Investor Relations
www.theragenics.com